As filed with the Securities and Exchange Commission on December 13, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Dogness (International) Corporation

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

British Virgin Islands	5199	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Tongsha Industrial Estate, East District Dongguan, Guangdong People’s Republic of China 523217 +86 769 88753300 — telephone +86-769 22767300 — facsimile		C T Corporation System 111 Eighth Avenue New York, New York 10011 +1-800-624-0909 — telephone
(Address, including zip code, and telephone number, including area code, of principal executive offices)		(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anthony W. Basch, Esq. Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 East Cary Street Richmond, Virginia 23219 +1-804-771-5700 — telephone +1-888-360-9092 — facsimile	Fang Liu, Esq. Mei & Mark LLP 818 18th Street NW Suite 410 Washington, DC 20006-3506 +1-888-860-5678 — telephone +1-888-706-1173 — facsimile

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-220547

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Class A Common Shares(2)	$5,000,000
Underwriter Warrants(3)	$1
Class A Common Shares Underlying Underwriter Warrants(3)	$312,500
Total	$5,312,501	$662	(4)

(1)       The registration fee is calculated in accordance with Rule 462(b) and Rule 457(o) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The registrant previously registered securities at an aggregate offering price not to exceed $53,125,001 on a Registration Statement on Form F-1, as amended (File No. 333-220547), which was declared effective by the Securities and Exchange Commission on December 7, 2017. Includes the aggregate exercise price of warrants to be issued to the underwriters in connection with the Offering. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum offering price of no more than 20% of the maximum aggregate offering price of the securities eligible to be sold under the related Registration Statement on Form F-1, as amended (File No. 333-220547), is hereby registered.

(2)       In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Class A Common Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)       We have agreed to issue, on the closing date of this offering, warrants to our underwriters, exercisable at a rate of one warrant per share to purchase up to 5% of the aggregate number of Class A Common Shares sold by the Registrant (the “Underwriter Warrants”). The price to be paid by the underwriters for the Underwriter Warrants is $0.001 per warrant. Assuming sale of all of the shares registered hereby, on the closing date the underwriters would receive Underwriter Warrants at an aggregate purchase price of  $312,500. The exercise price of the Underwriter Warrants is equal to 125% of the price of the Class A Common Shares offered hereby. The Class A Common Shares underlying the Underwriter Warrants are exercisable within three years of the date of this offering and are deemed to commence simultaneously with the Underwriter Warrants.

(4)       Paid herewith.

This registration statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933.

Explanatory Note

This Registration Statement is being filed pursuant to Rule 462(b) (“Rule 462(b)”) and General Instruction V of Form F-1, both promulgated under the Securities Act of 1933, as amended. Pursuant to Rule 462(b), the contents of the Registration Statement on Form F-1 (File No. 333-220547) of Dogness (International) Corporation (the “Registrant”), including the exhibits thereto, which was declared effective by the Securities and Exchange Commission (the “Commission”) on December 7, 2017 are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dongguan, People’s Republic of China, on December 13, 2017.

Dogness (International) Corporation
/s/ Silong Chen
Silong Chen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Silong Chen Silong Chen	Chief Executive Officer (Principal Executive Officer) and Director	December 13, 2017
* Jiwei Yuan	Director	December 13, 2017
* Rongtian He	Director	December 13, 2017
* Zhiqiang Shao	Director	December 13, 2017
* Zhicong Weng	Director	December 13, 2017
/s/ Yunhao Chen Yunhao Chen	Authorized Representative in the United States	December 13, 2017
* by /s/ Silong Chen Silong Chen	Attorney in Fact	December 13, 2017

EXHIBIT INDEX

Exhibit Number	Description

14.1	Opinion of Kaufman & Canoles, P.C., British Virgin Islands counsel of Dogness (International) Corporation, as to the validity of the Class A Common Shares
15.1	Consent of Friedman, LLP, independent auditors
15.2	Consent of Kaufman & Canoles, P.C. (included in Exhibit 14.1)
15.3*	Power of Attorney

__________________

* Incorporated by reference from the Registrant’s Registration Statement on Form F-1, as amended (File No. 333-220547), initially filed by the Registrant on September 20, 2017 and declared effective by the Securities and Exchange Commission on December 7, 2017.